As filed with the Securities and Exchange Commission on May 8, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

 THE SECURITIES ACT OF 1933

MAM SOFTWARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-1108035
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

Maple Park, Maple Court, Tankersley

Barnsley, UK S75 3DP

011-44-124-431-1794

 (Address, including zip code, and telephone number, including area code,

 of registrant’s principal executive offices)

2007 Long-Term Stock Incentive Plan

(Full Title of Plan)

Incorporating Services, Ltd.

3500 South DuPont Highway

Dover, Delaware 19901

(302) 531 0855

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David Danovitch, Esq.

Christopher M. Rogers, Esq.

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, New York 10022

(212) 603-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company Emerging growth company	☑ ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, $0.0001 par value per share(3)	2,171,000	$6.22	$13,503,620	$1,565.07
Total	2,171,000	$6.22	$13,503,620	$1,565.07

(1)      Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2007 Long-Term Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)      Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the applicable registration fee. The proposed maximum offering price per share represents the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 4, 2017.

(3)	Represents shares of the Registrant’s restricted common stock previously granted under the Plan.

    EXPLANATORY NOTE

MAM Software Group, Inc. (the “Registrant” or the “Company”) has filed this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 2,171,000 shares of restricted Common Stock previously granted under the MAM Software Group, Inc. 2007 Long-Term Stock Incentive Plan (the “Plan”), which may once again become issuable pursuant to the Plan if they do not vest, and (ii) such indeterminate number of shares as may become available under the Plan as a result of adjustment provisions thereof.

This Registration Statement includes a reoffer prospectus, prepared pursuant to General Instruction C to Form S-8, to be used by certain of the Company’s directors, officers and other employees (the “Selling Stockholders”), as described under the section entitled “Selling Stockholders” therein, in connection with reoffers and resales on a continuous or delayed basis of the 2,171,000 shares of restricted Common Stock previously granted under the Plan prior to the filing of this Registration Statement. Some of the Selling Stockholders may be considered affiliates of the Company, as defined in Rule 405 under the Securities Act, and may be selling shares of Common Stock that constitute “restricted securities” or “control securities” within the meaning of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered in accordance with Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, and the documents incorporated by reference in Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

 I-1

REOFFER PROSPECTUS

2,171,000 Shares

Common Stock

This reoffer prospectus relates to the sale of up to 2,171,000 shares of common stock, par value $0.0001, of MAM Software Group, Inc., a Delaware corporation, that may be offered or sold from time to time by certain selling stockholders, some of whom are deemed to be our “affiliates,” as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), and that have been acquired under the MAM Software Group, Inc. 2007 Long-Term Stock Incentive Plan (the “Plan”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders. The selling stockholders will pay any brokerage commissions and/or similar charges incurred in connection with the sale of these shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “MAMS.” The last reported sale price of our common stock on the Nasdaq Capital Market on May 4, 2017 was $6.22 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is May 8, 2017.

TABLE OF CONTENTS

Our Company	P-2
Risk Factors	P-7
Cautionary Note Concerning Forward-Looking Statements	P-14
Use of Proceeds	P-15
Selling Stockholders	P-16
2007 Long-Term Stock Incentive Plan	P-17
Plan of Distribution	P-25
Legal Matters	P-26
Experts	P-26
Where you Can Find More Information	P-27

You should rely only on the information contained in this reoffer prospectus. We and the selling stockholders have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing or incorporated by reference in this reoffer prospectus is accurate as of any date other than the respective dates of such information or as of the date or dates which are specified therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. You should also read this reoffer prospectus together with the additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This reoffer prospectus may be supplemented from time to time to add, update or change information in this reoffer prospectus. Any statement contained in this reoffer prospectus will be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained in a prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this reoffer prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this reoffer prospectus.

As used in this reoffer prospectus, unless the context otherwise requires or indicates, references to “the Company,” “we,” “our” and “us” refer to MAM Software Group, Inc., and its subsidiaries and affiliates.

OUR COMPANY

Overview

MAM Software Group, Inc. is a leading provider of cloud-based business and on premise management solutions for the auto parts, tires and vertical distribution industries. We have a broad line of software solutions and services to address the information technology ("IT") needs of virtually every significant sector of the automotive aftermarket in the United Kingdom ("UK") and Ireland (collectively referred to as the “UK Market”) and North America (“NA”), which includes the United States ("US") and Canada, and are seeking to leverage this position into new industry verticals.

MAM NA has two primary software solutions, VAST and Autopart. We have and continue to market and develop business management software solutions that manage both the business and supply chain for small- and medium-sized firms in the automotive aftermarket. The automotive aftermarket includes those businesses that supply servicing, parts, oil, tires, and performance extras to the retail market.

Our revenues and income are derived primarily from the sale of business management software, data, ecommerce solutions and services and support. For MAM UK, we also earn a percentage of our revenue and income from the sale of hardware systems to clients.  In the year ended June 30, 2016, 71% of our revenues came from the UK Market.

We are headquartered in Tankersley, Barnsley, UK and maintain additional offices for our NA operations in Blue Bell and Allentown, Pennsylvania, and, for our UK Market operations, in Northampton and Wareham. The software that we sell is Microsoft Windows™ based technology. The four main products that we support in the US cover all of the components of the automotive aftermarket supply chain. First is “warehouse distribution.” Into this market we sell our Autopart product to new prospects.  Autopart enables large warehouses with hundreds of thousands of stock-keeping units ("SKU") to locate, manage, pack and deliver the parts with ease and efficiency. Second, these parts are distributed to the next business in the chain, which is the “jobber.” Into this market segment we also sell our Autopart product, which manages a jobber’s business (i.e., financial, stock control and order management) but more importantly enables the jobber to quickly identify the parts that the jobber’s client needs, either via the Internet or telephone, so that the correct product for the vehicle on the ramp can be supplied. The third and next segment of the automotive aftermarket supply chain is the “installer,” which repairs and maintains automobiles. The installer needs systems that enable it to efficiently and simply manage his businesses, whether as a single entity or national multi-site franchise. Into this segment we sell VAST and Autowork Online. The fourth segment is “OpenWebs™.” This technology allows these separate business solutions to connect to each other to allow, among other processes, ordering, invoicing and stock checking to take place in real- time both up and down the supply chain. The UK Market differs from that of the US in that it does not have the same number of large warehouse distribution centers. In the UK Market we sell the Autopart product to the jobber market, but sell Autowork Online to the installer market. In the UK, we also sell our catalog solution, Autocat+, which is an Internet-based identification tool used by the warehouse distribution, jobber and installer.

Current Products and Services

 Meeting the needs of the automotive aftermarket requires offering a combination of business management systems, information products and online services that combine to deliver benefits for all parties involved in the timely repair of a vehicle. Our products and services include:

•	Business management systems comprised of our proprietary software applications, implementation and training and third-party hardware and peripherals;

•

Information products such as an accessible catalog database related to parts, tires, labor estimates, scheduled maintenance, repair information, technical service bulletins, pricing and product features and benefits, which are used by the different participants in the automotive aftermarket;

•

Online services and products that connect manufacturers, warehouse distributors, retailers and automotive service providers via the Internet. These products enable electronic data interchange throughout the automotive aftermarket supply chain among the different trading partners. They also enable procurement and business services to be projected over the Internet to an expanded business audience. Some clients use our information products on their own websites and intranets and some clients use our systems and branded software to obtain relevant and up-to-date information via the Internet; and

•	Customer support and consulting services that provide phone and online support, implementation and training.

 Need for Technology Solutions

A variety of factors drive the automotive market’s need for sophisticated technology solutions, including the following:

Inventory Management

Industry sources suggest that approximately 35% of parts produced are never sold and 30% of parts stocked are never sold. Approximately 25% of parts sold are eventually returned due to insufficient knowledge or capability by either the parts supplier counterman or the auto service provider installer. Clearly, there is substantial inefficiency in the automotive aftermarket supply chain. This inefficiency results in excess inventory carrying costs, logistical costs and the over-production of parts and tires at the manufacturer level. The combination of business systems software, information products, and connectivity services we offer can assist in overcoming these inefficiencies.

Competition

In the US, the need for technology solutions has been accelerated by the expansion of large specialty parts retailers such as AutoZone, Inc. and Advance Auto Parts, Inc. and large auto service chains like Monro, Muffler and Brake, Inc. This expansion has driven smaller competitors to computerize or upgrade their existing systems with more modern business management solutions enabled for information products and online services. Many of the systems used by smaller competitors today are older, character-based or systems developed in-house that have a limited ability to integrate current information products and online services.

Volume and Complexity of Information

Businesses in the automotive aftermarket manage large volumes of information from numerous sources with complex inter-relationships. There are over 4.5 million different SKUs available to parts sellers in the product catalogs used by the US automotive aftermarket. The number of SKUs increase in the order of approximately 5% each year. Moreover, manufacturers update product information and product prices with increasing frequency as they improve their internal processing and try to keep pace with consumer trends. As a result, most automotive aftermarket businesses require sophisticated inventory management systems, accurate and timely information on parts, tires, and repair delivered through online services to communicate, manage and present this volume of data effectively.

Customer Service Requirements

Consumer demand for same-day repair service and the need to maintain efficient use of repair bays, forces automotive service providers to demand prompt and accurate delivery of specific parts and tires from their suppliers. Getting the required product promptly depends on all the parties having access to timely information about product price and availability. To meet these demanding customer service requirements successfully, automotive aftermarket participants need business management systems, product information and online services that enable workers to reliably and accurately transact their business between warehouse distributors, parts stores and automotive service providers.

Regional Efficiencies

The use and availability of a combination of business management systems, information products and online services has resulted in the development of regional trading networks among auto service provider chains, stores and warehouse distributors of parts and tires. This enables participants to achieve the efficiencies and customer service levels that are critical to being competitive and successful against the larger retail and service chains in the automotive aftermarket.

Plans for Growth

 We expect growth in the automotive aftermarket will continue to be driven by:

•	gradual growth in the aggregate number of vehicles in use;

•	an increase in the average age of vehicles in operation;

•	growth in the total number of miles driven per vehicle per year; and

•	increased vehicle complexity.

We see opportunities to expand the breadth of our customer base within the automotive industry and diversify into new industries with similarly complex needs. We offer tailored business management and distribution software to the wholesale distributor market of the automotive industry. We have also started to expand and diversify our client and product mix in the UK Market to serve the lumber and hardware industries, which we believe have an unmet need for the efficiency offered by our suite of business software solutions and services. Our growth plans include adapting and updating our software products to serve other vertical markets as well as through potential acquisitions. While we have identified these vertical markets for potential growth for our software, our top execution priority remains automotive projects.

To date, our management has identified five areas of focus to drive our business.  The first area is the continued growth of SaaS revenues derived from delivering our business management software via the ‘cloud’.  At present, most of our customers have our software installed in-house.  However, market acceptance of cloud computing for mission critical enterprise applications has become increasingly common in recent years since software can be delivered cost-effectively, reliably, and securely to businesses over the Internet without the need for these businesses to purchase supporting software and hardware for an on-premise system or the need to keep information technology personnel on staff to monitor and upgrade such a system.

We introduced our first subscription-based service solution over the Internet in 2005 in the UK Market, and we began marketing our first cloud system to customers in North America in 2013. Since that time, we have significantly expanded our cloud-based offerings and are offering customers that maintain in-house installations significant incentives to move to our cloud-computing model. While transitioning our MAM UK customers to a cloud computing model results in a decrease in our up-front revenue recognition, we believe that this is a necessary transition and is in the best interests of our customers and our own long-term business prospects as an increasing number of our customers are looking for solutions that are highly functional, easy to use, configurable, and fast.

To date, Autowork Online, our "installer" solution in the UK Market, and Autopart Online, our parts store solution, are being delivered in this way.  Both products have been developed under the 'cloud' computing model.  This is where software solutions are made available to end-users via the Internet and does not require them to purchase the software directly, but 'rent' it over a fixed period of time.  We believe that this will be a growing area in the UK and NA Markets as businesses continue to look for ways of reducing capital expenditures while maintaining levels of service.

Autowork Online was launched in 2010 and as of September 30, 2016 we had 2,902 customers subscribing to this service.  A white label version of this product, which is our product rebranded by a different company, has been successfully launched into the NA Market in conjunction with ALLDATA LLC. Autopart Online was launched in August 2011 in the UK Market and in 2014 in the NA Market.  As of September 30, 2016, we had 3,405 end users subscribing to this service.

We have been developing VAST Online, the 'cloud' version of our VAST platform, which we expect to launch in the second half of fiscal year 2017.  We have been working with Goodyear to deliver a version of VAST Online that will be their next generation point of sale 'cloud' solution.  Following the successful rollout of VAST Online to the Goodyear network, MAM NA will promote the product to the wider NA Market and also in the UK Market.

The second area of focus is the sales and marketing strategy within the NA Market. MAM NA business will continue to invest in sales and marketing activity to help further expand the MAM brand and build our pipeline in the NA Market.

The third area of focus relates to the launch of our information service, Autocat+, an electronic auto parts catalog that uses the DaaS distribution model.  MAM centrally hosts and maintains the data, which is accessed by users via MAM's business management software, a standalone desktop application, or web application.  Data can also be 'consumed' via a web service for integration into B2C websites.  Information in Autocat+ is maintained through an automatic verification and standardization process, with updates published daily.

In the UK Market, there are approximately 10,000 end-users (warehouse distributors, parts stores and auto service providers) of our information products, to whom a monthly or annual subscription fee is charged. Our management believes that launching a version of Autocat+ in the NA Market will boost sales of our related business management software solutions.

The fourth area of focus is to sustain levels of growth in MAM UK by concentrating on vertical markets, which share common issues to that of the automotive market. We have developed a reputation of high levels of service and knowledge within the automotive market, and we are now working on replicating this reputation in these additional vertical markets.

The fifth area of focus is the continued investment in research and development that allows us to deliver innovative new solutions and modules in the four prior areas of focus. During the year ended June 30, 2016, we introduced a number of enhancements to our existing products which created additional value for existing and prospective customers.

Additional Vertical Markets: Plumbing Merchants, Electrical Wholesalers, Builders Merchants and Lumber Merchants

We believe that construction-related businesses would benefit from the business management and distribution systems developed by MAM for its customers in the automotive aftermarket. We already have over 80 clients in the UK Market operating in the plumbing, building, lumber, and electrical wholesale distribution markets that are using a derivative of MAM's Autopart product, known as “Trader.” We originally moved the Autopart product into these additional vertical markets a number of years ago after being approached by companies operating within these vertical markets that could not find a suitable management solution. To date, these additional vertical markets have made only a limited contribution to the revenues of MAM Ltd.

We have been promoting the “Trader” product to these markets, specifically targeting small and medium sized businesses with revenues of between $500,000 and $10 million. We are, and intend to continue, promoting Trader through a number of channels, direct marketing, advertorials and trade shows. We are also looking to raise awareness of the Trader product by placing advertisements in trade journals and will continue to look to have articles and editorial reviews written about the product and its advantages for those operating within these markets. We have also been targeting small and medium sized businesses within these vertical markets with direct mail pieces such as product fliers, and case studies from the small client base we have in this market. These have then been followed up by MAM’s existing internal sales team to generate qualified leads for the external sales representatives.

Given the current opportunities in the automotive market, and the resources required to ensure the successful development and launch of several major projects, exploring additional vertical markets has been a lower strategic priority during the year ended June 30, 2016.  We will continue to monitor the market and generate a reasonable amount of new interest in this area.  During the year ended June 30, 2017, we expect this area of our business to be a greater part of our strategic discussions; however, at this time, we remain focused on executing on our present and near-term project commitments.

Strategic Goals

We are looking to increase our share of the NA Market by (i) increasing the sales and marketing presence of our Autopart product, (ii) focusing on the tire and service and repair sector of the market (iii) and establishing Autocat and OpenWebs™ as the e-commerce standard within the Automotive market. In the UK Market we expect to continue to grow our market share through (i) moving our business management software into new vertical markets and (ii) increasing our footprint within the automotive aftermarket.

We believe that our successful experience within the automotive market will translate well into other vertical markets that have similarly complex supply chains. By developing specific sales teams with relevant market experience and supporting with them suitable marketing collateral, we believe that over time “Trader” can become an established product offering in these vertical markets. We plan, at this stage, to focus only on the UK Market for these additional vertical market opportunities.

MAM was formed in December 2005 following a spin-off from another publicly traded company.

 Our principal executive office is located at Maple Park, Maple Court, Tankersley, Barnsley, UK S75 3DP and our phone number is 014-44-124-431-1794. Our website address is www.mamsoftware.com. Information contained in our website does not form part of this reoffer prospectus and is intended for informational purposes only.

RISK FACTORS

Our business faces many risks and an investment in our common stock involves significant risks. Prospective investors are strongly encouraged to consider carefully the risks described below, as well as other information contained herein, before investing. Investors are further advised that the risks described below may not be the only risks we face. Additional risks that we do not yet know of, or that we currently think are immaterial, may also negatively impact our business operations or financial results. If any of the events or circumstances described in this section occurs, our business, financial condition or results of operations could suffer. Prospective investors in our common stock should consider the following risks before deciding whether to purchase shares of common stock.

Risks Related to MAM and Our Business

We may fail to address risks we face as a growing business, which could adversely affect the implementation of our business plan.

We are prone to all of the risks inherent in growing a business.  You should consider the likelihood of our future success to be highly speculative in light of the limited resources, problems, expenses, risks and complications frequently encountered by entities at our current stage of development.

To address these risks, we must, among other things:

•	implement and successfully execute our business and marketing strategy;

•	continue to develop new products and upgrade our existing products;

•	respond to industry and competitive developments;

•	attract, retain, and motivate qualified personnel; and

•	obtain equity and debt financing on satisfactory terms and in timely fashion in amounts adequate to implement our business plan and meet our obligations.

We may not be successful in addressing these risks and if we do not, our business prospects, financial condition and results of operations would be materially adversely affected.

Global market disruptions may adversely affect our business and results of operations.

Recent disruptions in the current global credit and financial markets have included diminished liquidity and credit availability, a decline in economic growth and uncertainty about economic stability. There can be no assurance that there will not be further deterioration in credit and financial markets and confidence in economic conditions. These economic uncertainties affect businesses such as ours in a number of ways, making it difficult to accurately forecast and plan our future business activities. We believe that the recent global economic slowdown and the resulting slow recovery have caused certain customers to reduce or delay capital spending plans, which, if prolonged, could impact our growth expectations as potential and existing customers continue to delay decisions to purchase or upgrade their systems. We are unable to predict the likely duration and severity of the current disruptions in the credit and financial markets and adverse global economic conditions and its potential impact on our business. If the current uncertain economic conditions continue or further deteriorate, our business and results of operations could be materially and adversely affected.

Political and economic uncertainty arising from a majority of voters approving a referendum for the United Kingdom to exit the European Union could adversely impact our financial results.

In June 2016, a majority of voters in the UK elected to withdraw from the European Union (E.U.) in a national referendum (also referred to as “Brexit”). Negotiations are expected to commence to determine the future terms of the UK’s relationship with the E.U. MAM UK represents a significant portion of our revenues and profitability. The announcement of Brexit caused significant volatility in global stock markets and currency exchange rate fluctuations that resulted in the strengthening of the US dollar against the British pound. During periods of a strengthening dollar, our reported international revenues are reduced because the British pound translates into fewer US dollars. The long-term effects of Brexit will depend on any agreements the UK makes to retain access to European markets either during a transitional period or more permanently. Any of the potential effects of Brexit could have unpredictable consequences for credit markets and adversely affect our business, results of operations, and financial performance.

Financial difficulties or the bankruptcy of one or more of our major customers could adversely affect our results.

Our ability to collect our accounts receivable and future sales depends, in part, on the financial strength of our customers. We grant credit, generally without collateral, to our customers. Consequently, we are subject to credit risk related to changes in business and economic factors throughout the UK Market and North America. In the event customers experience financial difficulty, and particularly if bankruptcy results, our profitability may be adversely impacted by our failure to collect our accounts receivable in excess of our estimated allowance for uncollectible accounts. Additionally, our future revenues could be reduced by the loss of a customer due to bankruptcy. Our failure to collect accounts receivable and/or the loss of one or more major customers could have an adverse effect on our net income and financial condition.

We may fail to successfully develop, market and sell our products.

To achieve profitable operations, we, along with our subsidiaries, must continue successfully to improve, market and sell existing products and develop, market and sell new products. Our product development efforts may not be successful. The development of new software products is highly uncertain and subject to a number of significant risks. The development cycle-from inception to installing the software for customers - can be lengthy and uncertain. The ability to market the product is unpredictable and may cause delays. Potential products may appear promising at early stages of development, and yet may not reach the market for a number of reasons.

We may encounter significant financial and operating risks if we grow our business through acquisitions.

As part of our growth strategy, we may seek to acquire or invest in complementary or competitive businesses, products or technologies. The process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We may allocate a significant portion of our available working capital to finance all or a portion of the purchase price relating to possible acquisitions. Any future acquisition or investment opportunity may require us to obtain additional financing to complete the transaction. The anticipated benefits of any acquisitions may not be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to intangible assets, any of which could materially adversely affect our operating results and financial position. Acquisitions also involve other risks, including entering markets in which we have no or limited prior experience.

An increase in competition from other software manufacturers could have a material adverse effect on our ability to generate revenue and cash flow.

Competition in our industry is intense. Potential competitors in the UK Market and North America are numerous. Most competitors have substantially greater capital resources, marketing experience, research and development staffs and facilities than we have. Our competitors may be able to develop products before us or develop more effective products or market them more effectively which would limit our ability to generate revenue and cash flow.

The prices we charge for our products may decrease as a result of competition and our revenues could decrease as a result.

We face potential competition from many competitors and increased competition may have a negative impact on our future revenues and financial condition. In addition, there are very large software companies, including Microsoft Corporation, Oracle Corporation and SAP AG which supply ERP and SCM products to our target market of small to medium-sized businesses servicing the automotive aftermarket. There can be no assurance that these companies will not develop or acquire a competitive product or service in the future. Our business would be dramatically affected by price pressure if these larger software companies attempted to gain market share through the use of highly discounted sales and extensive marketing campaigns.

If we fail to keep up with rapid technological change, our technologies and products could become less competitive or obsolete.

The software industry is characterized by rapid and significant technological change. We expect that the software needs associated with the automotive technology will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position through technological development.

We depend on proprietary know-how to develop and protect our technologies and products, which rights may not offer us sufficient protection.

The software industry places considerable importance on obtaining intellectual property protection for new technologies, products and processes. Our success will depend on our ability to obtain and enforce protection for products that we develop, preserve the confidentiality of our trade secrets and operate without infringing the proprietary rights of third parties.

We rely upon trade secret protection for our confidential and proprietary information. Others may independently develop substantially equivalent proprietary information and techniques or gain access to our trade secrets or disclose our technology. We may not be able to meaningfully protect our trade secrets which could limit our ability to exclusively produce products.

We require our employees, consultants, and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment or consulting relationships or collaboration with us. These agreements may not provide meaningful protection of our trade secrets or adequate remedies in the event of unauthorized use or disclosure of confidential and proprietary information.

If we become subject to adverse claims alleging infringement of third-party proprietary rights, we may incur unanticipated costs and our competitive position may suffer.

We are subject to the risk that we are infringing on the proprietary rights of third parties. Although we are not aware of any infringement by our technology on the proprietary rights of others and are not currently subject to any legal proceedings involving claimed infringements, we cannot assure that we will not be subject to such third-party claims, litigation or indemnity demands and that these claims will not be successful. If a claim or indemnity demand were to be brought against us, it could result in costly litigation or product shipment delays or force us to stop selling such product or providing such services or to enter into royalty or license agreements.

Our software and information services could contain design defects or errors which could affect our reputation, result in significant costs to us and impair our ability to sell our products.

Our software and information services are highly complex and sophisticated and could, from time to time, contain design defects or errors. We cannot assure you that these defects or errors will not delay the release or shipment of our products or, if the defect or error is discovered only after customers have received the products, that these defects or errors will not result in increased costs, litigation, customer attrition, reduced market acceptance of our systems and services or damage to our reputation.

If we lose key management or other personnel our business could suffer.

We are highly dependent on the principal members of our management staff. We also rely on consultants and advisors to assist us in formulating our development strategy. Our success also depends upon retaining key management and technical personnel, as well as our ability to continue to attract and retain additional highly qualified personnel. We may not be successful in retaining our current personnel or hiring and retaining qualified personnel in the future. If we lose the services of any of our management staff or key technical personnel, or if we fail to continue to attract qualified personnel, our ability to acquire, develop or sell products would be adversely affected.

Our management and internal systems might be inadequate to handle our potential growth.

Our success will depend in significant part on the expansion of our operations and the effective management of growth. This growth will place a significant strain on our management and information systems and resources and operational and financial systems and resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. Our management may not be able to manage our growth effectively. If our systems, procedures, controls, and resources are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share. Any inability to manage growth effectively may harm our ability to institute our business plan.

We have insurance coverage for the services we offer. However, a claim for damages may be made against us regardless of our responsibility for the failure, which could expose us to liability.

We provide business management solutions that we believe are critical to the operations of our customers’ businesses and provide benefits that may be difficult to quantify. Any failure of a customer’s system installed or of the services offered by us could result in a claim for substantial damages against us, regardless of our responsibility for the failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, we cannot assure you that the limitations on liability we include in our agreements will be enforceable in all cases, or that those limitations on liability will otherwise protect us from liability for damages. In the event that the terms and conditions of our contracts which limit our liability are not sufficient, we have insurance coverage. This coverage of approximately $10 million in the aggregate in the UK Market and in North America insures the business for negligent acts, error or omission, failure of the technology services to perform as intended, and breach of warranties or representations. It also insures the services that we supply including, web services, consulting, analysis, design, installation, training, support, system integration, the manufacture, sale, licensing, distribution or marketing of software, the design and development of code, software and programming and the provision of software applications as a service, rental or lease. However, there can be no assurance that our insurance coverage will be adequate or that coverage will remain available at acceptable costs. Successful claims brought against us in excess of our insurance coverage could seriously harm our business, prospects, financial condition and results of operations. Even if not successful, large claims against us could result in significant legal and other costs and may be a distraction to our senior management.

Because we have international operations, we will be subject to risks of conducting business in foreign countries.

International operations constitute a significant part of our business, and we are subject to the risks of conducting business in foreign countries, including:

•	difficulty in establishing or managing distribution relationships;

•	different standards for the development, use, packaging and marketing of our products and technologies;

•	our ability to locate qualified local employees, partners, distributors and suppliers;

•	the potential burden of complying with a variety of foreign laws and trade standards; and

•	general geopolitical risks, such as political and economic instability, changes in diplomatic and trade relations, and foreign currency risks and fluctuations.

No assurance can be given that we will be able to positively manage the risks inherent in the conduct of our international operations or that such operations will not have a negative impact on our overall financial operations.

Risks Related to our Common Stock and this Reoffering

Our insiders and affiliates beneficially own a significant portion of our common stock.

As of May 4, 2017, our executive officers, directors and affiliated parties beneficially own approximately 64.4% of our common stock.  As a result, our executive officers and affiliated parties will have significant influence to:

•	Elect or defeat the election of our directors;

•	Amend or prevent amendment of our certificate of incorporation or bylaws;

•	Effect or prevent a merger, sale of assets or other corporate transaction; and

•	Affect the outcome of any other matter submitted to the stockholders for vote

In addition, any sale of a significant amount of our common stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our common stock.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our common stock.

Additional issuances of securities will dilute your stock ownership and could affect our stock price.

As of May 4, 2017, there were 13,050,333 shares of our common stock issued and 12,260,545 shares of our common stock outstanding. Our Certificate of Incorporation authorizes the issuance of an aggregate of 18,000,000 shares of common stock and 2,000,000 shares of preferred stock, on such terms and at such prices as our Board of Directors may determine. These shares are intended to provide us with the necessary flexibility to undertake and complete plans to raise funds if and when needed. In addition, we may pursue acquisitions that could include issuing equity, although we have no current arrangements to do so. Any such issuances of securities would have a dilutive effect on current ownership of MAM stock. The market price of our common stock could fall in response to the sale or issuance of a large number of shares, or the perception that sales of a large number of shares could occur.

The market for our common stock is limited and you may not be able to sell your common stock.

Our common stock is currently listed on the Nasdaq Capital Market. The market for purchases and sales of our common stock is limited and therefore the sale of a relatively small number of shares could cause the price to fall sharply. Accordingly, it may be difficult to sell shares quickly without significantly depressing the value of the common stock. Unless we are successful in developing continued investor interest in our common stock, sales of our common stock could continue to result in major fluctuations in the price of the common stock.

The price of our common stock is likely to be volatile and subject to fluctuations.

The market price of the securities of software companies has been especially volatile. Additionally, the lack of trading volume for our common stock may cause the market price of our common stock to be subject to fluctuations. If our revenues do not grow or grow more slowly than we anticipate, or, if operating or capital expenditures exceed our expectations and cannot be adjusted accordingly, or if some other event adversely affects us, the market price of our common stock could decline. If the stock market in general experiences a loss in investor confidence or otherwise fails, the market price of our common stock could fall for reasons unrelated to our business, results of operations and financial condition. The market price of our common stock also might decline in reaction to events that affect other companies in our industry even if these events do not directly affect us.

It may be difficult for stockholders to recover against those of our directors and officers that are not residents of the US.

One of our directors, who is also an executive officer, is a resident of the UK.  In addition, our significant operating subsidiary, MAM Software Limited is located in the UK.  Were one or more stockholders to bring an action against us in the US and succeed, either through default or on the merits, and obtain a financial award against an officer or director of MAM, that shareholder may be required to enforce and collect on his or her judgment in the UK, unless the officer or director owned assets which were located in the US.  Further, shareholder efforts to bring an action in the UK against its citizens for any alleged breach of a duty in a foreign jurisdiction may be difficult, as prosecution of a claim in a foreign jurisdiction, and in particular a foreign nation, is fraught with difficulty and may be effectively, if not financially, unfeasible.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our common stock.

Our certificate of incorporation and our bylaws contain provisions that could delay or prevent a change in control of MAM. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include

•	authorizing the board to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	limiting the persons who may call special meetings of stockholders; and

•	requiring advance notification of stockholder nominations and proposals.

In addition, the provisions of Section 203 of the Delaware General Corporation Law govern us. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time without the consent of our board of directors.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions.

 If we are not able to comply with the applicable continued listing requirements or standards of the Nasdaq Capital Market, Nasdaq could delist our common stock.

Our common stock is currently listed on the Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards.

In the event that our common stock is delisted from the Nasdaq Capital Market and is not eligible for quotation on another market or exchange, trading of our common stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock adversely, our share price and trading volume could decline.

The trading market for our shares of common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock adversely, or provide more favorable relative recommendations about our competitors, our share price would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of our common stock.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends on our shares of common stock in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. To the extent we do not pay dividends, our shares of common stock may be less valuable because a return on investment will only occur if and to the extent our stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of our common stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase our common stock.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This reoffer prospectus, including the sections entitled “Our Company”, “and “Risk Factors” contains forward-looking statements that include information relating to future events, future financial performance, strategies, expectations, our competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as “may”, “will”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes” and “estimates,” and similar expressions, as well as similar statements in the future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock offered and sold by the selling stockholders pursuant to this reoffer prospectus. The net proceeds from the sale of the shares of our common stock offered pursuant to this reoffer prospectus will be received by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the reoffer and resale of shares of common stock by participants in the 2007 Long-Term Incentive Plan. The participants are officers or employees (or former officers or employees or their transferees by descent or distribution) of the Company who purchased common stock under the Plan. The shares that may be sold were acquired or will be acquired pursuant to the acquisition of common stock under the Plan.

The selling stockholders may from time to time resell all or a portion of the shares of common stock they receive under the Plan pursuant to this prospectus in one or more transactions from time to time as described below under “Plan of Distribution.” However, the selling stockholders are not obligated to sell any of the shares of common stock offered by this prospectus.

The following table sets lists the names of certain selling stockholders and the number of shares of the common stock to be sold by them pursuant to this prospectus. Pursuant to Form S-8 General Instruction C(3)(b), certain selling stockholders who are not affiliates (as defined in Rule 405 of the Act) and who hold less than the lesser of 1,000 shares or 1% of the shares of common stock issuable under the Plan are not listed below. Each of such selling stockholders not listed below may sell to the public pursuant to this Prospectus up to the lesser of 1,000 shares or 1% of the shares of the common stock issuable under the Plan. The address for each current executive officer, director and employee listed below is c/o MAM Software Group, Inc., Maple Park, Maple Court, Tankersley, Barnsley, UK S75 3DP.

No selling security holders have informed us of an intent to sell any of their shares. The inclusion of the shares of common stock in the table below does not constitute any commitment to sell shares.

Name	Position	Number of Shares Owned Prior to the Offering(1)	Number of Shares Included in this Offering	Number of Shares to be Owned After Completion of the Offering	Percentage of Shares to be Owned After Completion of the Offering(2)
Lee Broad	Chief Technology Officer	255,010	252,152	2,858	0.0%
Gerald M. Czarnecki	Director	455,860	123,899	331,961	2.7%
Michael Jamieson	Chief Executive Officer	881,927	597,198	284,729	2.3%
Peter H. Kamin	Director	906,946	48,120	858,826	7.0%
Austin Lewis	Director	1,583,749	118,445	1,465,304	11.9%
Dwight B. Mamanteo	Director	294,961	138,969	155,992	1.3%
Charles Trapp	Former Officer	572,746	222,427	350,319	2.9%
Frederick Wasserman	Director	149,792	128,253	21,540	0.2%

TOTAL		5,100,991	1,629,463	3,471,529	28.3%

(1)

Beneficial owner means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, shares of our common stock; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, shares of our common stock.  A person is also deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security at any time within 60 days from the date of this reoffer prospectus.

(2)	Based on 12,270,688 shares of common stock outstanding as of May 4, 2017.

2007 LONG-TERM STOCK INCENTIVE PLAN

The following is a description of the MAM Software Group, Inc. 2007 Long-Term Stock Incentive Plan (the “Plan”). Capitalized terms used but not defined herein have the meanings assigned to them in the Plan, attached as Appendix D to Schedule 14A, filed with the Securities and Exchange Commission by MAM Software Group, Inc. on May 15, 2008. Capitalized terms used herein are defined in the Plan unless otherwise indicated.

General Plan Information

The Company implemented the Plan to (i) assist the Company and its Affiliates in the recruitment and retention of persons with ability and initiative, (ii) provide an incentive to such persons to contribute to the growth and success of the Company’s businesses by affording such persons equity participation in the Company and (iii) associate the interests of such persons with those of the Company and its Affiliates and stockholders.

The Plan was considered effective upon adoption by the Company’s Board of Directors (the “Board”), on October 11, 2007 and approved by stockholders on June 12, 2008.

The Plan will terminate on October 11, 2017, except that Awards that are granted under the Plan prior to its termination will continue to be administered under the terms of the Plan until the Awards terminate or are exercised.

Eligibility

Every person who at the date of grant of an Option is an employee, a Director or a Consultant of the Company or of any Affiliate of the Company (as defined in the Plan) may be granted an option (other than an Incentive Stock Option) to purchase shares of common stock of the Company, a Stock Bonus Award, Restricted Stock Award, Stock Appreciation Rights, Deferred Shares or Performance Shares (as defined under the Plan). Incentive Stock Options may only be granted to Employees of the Company, its Parent of Subsidiary.

A Consultant shall be eligible under the Plan only if the offer or sale of the Company’s securities would be eligible for registration on Form S-8 Registration Statement because of the identity and nature of the service provided by such person, unless the Company determines that an offer or sale of the Company’s securities to such person will satisfy another exemption from the registration under the Securities Act and complies with the securities laws of all other jurisdictions applicable to such offer or sale.

The term “Director” refers to the members of the Board. The term “consultant” means: (i) any person performing consulting or advisory services for the Company or any Affiliate, or (ii) a director of an Affiliate.

Amendment and Termination.

The Board may amend or terminate the Plan from time to time; provided, however, stockholder approval shall be required for any amendment that (i) increases the aggregate number of shares of Common Stock that may be issued under the Plan, except as contemplated by Section 5.A or Section 9.B; (ii) changes the class of employees eligible to receive ISOs; (iii) modifies the restrictions on Repricings set forth in the Plan; or (iv) is required by the terms of any applicable law, regulation or rule, including the rules of any market on which the Company’s shares are traded or exchange on which the Company’s shares are listed. Except as specifically permitted by the Plan, Stock Option Agreement or Stock Award Agreement or as required to comply with applicable law, regulation or rule, no amendment shall, without a Participant’s consent, adversely affect any rights of such Participant under any Option or Stock Award outstanding at the time such amendment is made; provided, however, that an amendment that may cause an Incentive Stock Option to become a Nonqualified Stock Option shall not be treated as adversely affecting the rights of the Participant. Any amendment requiring stockholder approval shall be approved by the stockholders of the Company within twelve (12) months of the date such amendment is adopted by the Board.

Share Reserve and Limitation on Grants.

The maximum aggregate number of shares of common stock that may be (i) issued under the Plan pursuant to the exercise of Options, (ii) issued pursuant to Stock Awards, (iii) covered by Stock Appreciation Rights and (iv) covered by Performance Shares shall be limited to 15% of the shares of common stock outstanding, which calculation shall be made on the first trading day of a new fiscal year; provided that, in any year no more than 8% of the Common Stock of the Company or derivative securitization with Common Stock underlying 8% of the Common Stock may be issued in any fiscal year. Common stock subject to the Plan shall include shares forfeited in a prior year as provided in the Plan and for purposes of determining the number of shares of common stock available under the Plan, shares of common stock withheld by the Company to satisfy applicable tax withholding obligations pursuant to Section 10 of the Plan shall be deemed issued there under. However, no single participant may receive more than 25% of the total shares awarded in any single year.

Federal Income Tax Aspects of the Plan

The following discussion summarizes certain material U.S. federal income tax consequences to us and U.S. holders with respect to the acquisition, ownership, exercise or disposition of awards which may be granted under the Plan. The discussion is based upon the provisions of the Code and the regulations and rulings promulgated thereunder, all of which are subject to change (possibly with retroactive effect) or different interpretations. Options and Stock Appreciation Rights with exercise prices less than the fair market value of Common Stock on the dates of grant, and certain other awards that may be granted pursuant to the Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A and guidance promulgated thereunder. We do not currently intend to grant such awards under the Plan, but if, in the future, we do grant such awards we anticipate they will likely be designed to comply with those restrictions and to avoid the additional taxes imposed by Section 409A. This summary reflects generally contemplated consequences and does not purport to deal with all aspect of U.S. federal income taxation that may be relevant to an individual award holder’s situation, nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Restricted Stock.  The recipient of a Restricted Stock award will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the stock subject to the award lapses, the holder will realize ordinary income in an amount equal to the fair market value of the shares of Common Stock at such time, and, subject to Section 162(m), we will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock award paid to the holder before the risk of forfeiture lapses will also be compensation income to the holder when paid and, subject to Section 162(m), deductible as such by us. Notwithstanding the foregoing, the holder of a Restricted Stock award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock award based on the fair market value of the shares of Common Stock on the date of the award, in which case (a) subject to Section 162(m), we will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by us, and (c) there will be no further federal income tax consequences when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock award and is irrevocable.

Restricted Stock Unit Awards.  The grant of an RSU Award under the Plan generally will not result in the recognition of any U.S. federal taxable income by the recipient or a deduction for us at the time of grant. At the time an RSU Award vests the recipient will generally recognize ordinary income and, subject to the application of Section 162(m) as discussed below, we will be entitled to a corresponding deduction. Generally, the measure of the income and the deduction will be the number of units subject to the RSU Award multiplied by the value of our Common Stock at the time the RSU Award is settled.

Stock Awards.  The recipient of a Stock Award will realize taxable ordinary income at the time of grant in an amount equal to the fair market value of the shares of Common Stock on the date of the award, and, subject to Section 162(m), we will be entitled to a corresponding deduction.

Incentive Stock Options.  Incentive Stock Options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an Incentive Stock Option if the optionee does not dispose of the shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the “holding period”). In such event, we would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an Incentive Stock Option, the difference between the fair market value of the stock on the date of exercise and the exercise price must generally be included in the optionee’s alternative minimum taxable income for the year in which such exercise occurs. However, if the optionee exercises an Incentive Stock Option and disposes of the shares received in the same year and the amount realized is less than the fair market value of the shares on the date of exercise, then the amount included in alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

Upon disposition of the shares received upon exercise of an Incentive Stock Option after the holding period, any appreciation of the shares above the exercise price should constitute long-term capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an Incentive Stock Option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, and subject to the application of Section 162(m) as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

Non-statutory Stock Options and Stock Appreciation Rights.  As a general rule, no federal income tax is imposed on the optionee upon the grant of a Non-statutory Stock Option (whether or not including a stock appreciation right), and we are not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of a Non-statutory Stock Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of stock at the time of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a Non-statutory Stock Option or a stock appreciation right, and subject to the application of Section 162(m) as discussed below, we may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee assuming any federal income tax reporting requirements are satisfied.

Upon a subsequent disposition of the shares received upon exercise of a Non-statutory Stock Option or a stock appreciation right, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and our tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse. The restrictions imposed on officers, directors and 10% stockholders by Section 16(b) of the Exchange Act is such a restriction during the period prescribed thereby if other shares have been purchased by such an individual within six months of the exercise of a Non-statutory Stock Option or stock appreciation rights.

Performance Awards.  An individual who has been granted a Performance Award generally will not realize taxable income at the time of grant, and we will not be entitled to a deduction at that time. Whether a Performance Award is paid in cash or shares of Common Stock, the individual will have taxable compensation and, subject to the application of Section 162(m) as discussed below, we will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of Common Stock either at the time the Performance Award is paid or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the individual elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a Performance Award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) as discussed below, deductible as such by us.

Section 162(m).  Generally, Section 162(m) precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its covered employees (as defined in Section 162(m)). Our Section 162(m) covered employees are the principal executive officer and our three next highest-paid officers other than the principal financial officer. The Section 162(m) deduction limitation does not apply to certain performance-based compensation that satisfies certain requirements of Section 162(m). The Plan is designed to permit the Committee to grant awards to covered executive officers that will constitute qualified performance-based compensation for purposes of Section 162(m). Approval of this proposal by our stockholders will constitute approval of Plan itself and approval of the material terms under which remuneration may be paid under the Plan, including performance goals, pursuant to Section 162(m). Based on Section 162(m) and the regulations issued thereunder, our ability to deduct compensation income generated in connection with the exercise of Stock Appreciation Rights granted by the Committee under the Plan generally should not be limited by Section 162(m). Further, we intend that compensation income generated in connection with Performance Awards granted by the Committee under the Plan (whether they are structured as performance-based restricted stock, restricted stock units or otherwise) generally should not be limited by Section 162(m).

The Plan is not qualified under Section 401(a) of the Code. Based upon current law and published interpretations, we do not believe that the Plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the Plan. No consideration has been given to the effects of state, local, or other tax laws on the Plan or award recipients.

Withholding of Taxes. The Company or an Affiliate shall have the right, before any certificate for any Common Stock is delivered, to deduct or withhold from any payment owed to a Participant any amount that is necessary in order to satisfy any withholding requirement that the Company or Affiliate in good faith believes is imposed upon it in connection with U.S. federal, state, or local taxes, including transfer taxes, as a result of the issuance of, or lapse of restrictions on, such Common Stock, or otherwise require such Participant to make provision for payment of any such withholding amount. Subject to such conditions as may be established by the Committee, the Committee may permit a Participant to (i) have Common Stock otherwise issuable under an Option or Stock Award withheld to the extent necessary to comply with minimum statutory withholding rate requirements, (ii) tender back to the Company shares of Common Stock received pursuant to an Option or Stock Award to the extent necessary to comply with minimum statutory withholding rate requirements for supplemental income, (iii) deliver to the Company previously acquired Common Stock, (iv) have funds withheld from payments of wages, salary or other cash compensation due the Participant, (v) pay the Company or its Affiliate in cash, in order to satisfy part or all of the obligations for any taxes required to be withheld or otherwise deducted and paid by the Company or its Affiliate with respect to the Option or Stock Award; or (vi) establish a 10b5-1 trading plan for withheld stock designed to facilitate the sale of stock in connection with the vesting of such shares, the proceeds of which shall be utilized to make all applicable withholding payments in a manner to be coordinated by the Company’s Chief Financial Officer.

ERISA

The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974.

Administration

The Plan shall be administered by either the Board or by a committee (the “Committee”) to which administration of the Plan, or of part of the Plan, may be delegated by the Board (in either case, the “Administrator”). The Board shall consist of two (2) or more Directors who are (i) Non-Employee Directors (within the meaning of Rule 16b-3 under the Exchange Act) for purposes of exercising administrative authority with respect to Awards granted to Eligible Persons who are subject to Section 16 of the Exchange Act; (ii) to the extent required by the rules of the market on which the Company’s shares are traded or the exchange on which the Company’ shares are listed, “independent” within the meaning of such rules; and (iii) at such times as an Award under the 2007 Plan by the Company is subject to Section 162(m) of the Code (to the extent relief from the limitation of Section 162(m) of the Code is sought with respect to Awards and administration of the Awards by a committee of “outside directors” is required to receive such relief) “outside directors” within the meaning of Section 162(m) of the Code.

Common Stock Subject to the Plan

The maximum aggregate number of shares of common stock that may be (i) issued under the Plan pursuant to the exercise of Options, (ii) issued pursuant to Stock Awards, (iii) covered by Stock Appreciation Rights and (iv) covered by Performance Shares shall be limited to 15% of the shares of common stock outstanding, which calculation shall be made on the first trading day of a new fiscal year; provided that, in any year no more than 8% of the Common Stock of the Company or derivative securitization with Common Stock underlying 8% of the Common Stock may be issued in any fiscal year. Common stock subject to the Plan shall include shares forfeited in a prior year as provided in the Plan and for purposes of determining the number of shares of common stock available under the Plan, shares of common stock withheld by the Company to satisfy applicable tax withholding obligations pursuant to Section 10 of the Plan shall be deemed issued there under. However, no single participant may receive more than 25% of the total shares awarded in any single year.

All issuances are also subject to other applicable provisions of the Plan.

Options

The Committee will designate each Eligible Person to whom an Option is to be granted, and will specify the number of shares of Common Stock covered by such Option. The Stock Option Agreement shall specify whether the Option is an ISO or NQSO, the exercise price of the such Option, the vesting schedule applicable to such Option, the expiration date of such Option, events of termination of such Option, and any other terms of such Option. No Option that is intended to be an ISO shall be invalid for failure to qualify as an ISO but instead shall be deemed a NQSO.

Option Price

The exercise price per share of Common Stock subject to an Option shall be determined by the Committee, but shall comply with the following:

(i) The exercise price per share for Common Stock subject to an Option (other than an ISO to a 10% shareholder) shall not be less than one hundred percent (100%) of the Fair Market Value (as defined in the 2007 Plan) on the Date of Grant.

(ii) The exercise price per share for Common Stock subject to an ISO granted to a Participant who is deemed to be a 10% shareholder on the Date of Grant, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the Date of Grant.

“Fair Market Value” means, on any given date, the current fair market value of the shares of Common Stock as determined as follows:

(i)        If the Common Stock is traded on a national securities exchange, the closing price for the day of determination as quoted on such market or exchange, including the Nasdaq Global Market or Nasdaq Capital Market, or the OTC Bulletin Board, whichever is the primary market or exchange for trading of the Common Stock or if no trading occurs on such date, the last day on which trading occurred, or such other appropriate date as determined by the Committee in its discretion, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii)       If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and the low asked prices for the Common Stock for the day of determination; or

(iii)      In the absence of an established market for the Common Stock, Fair Market Value shall be determined by the Committee in good faith.

Duration of Options

The maximum period during which an Option may be exercised is ten (10) years from the date such Option was granted. In the case of an ISO that is granted to a Participant who is or is deemed to be a Ten Percent Owner on the date of grant, such Option shall not be exercisable after the expiration of five (5) years from the date of grant.

Non-transferability of Options

Options granted under the Plan which are intended to be ISOs are nontransferable except by will or by the laws of descent and distribution and during the lifetime of the Participant are exercisable by only the Participant to whom the ISO is granted.

Except to the extent transferability of NQSO is provided for in the Stock Option Agreement or is approved by the Committee, during the lifetime of the Participant to whom the NQSO is granted, such Option may be exercised only by the Participant.  If the Stock Option Agreement so provides or the Committee so approves, a NQSO may be transferred by a Participant through a gift or domestic relations order to the Participant’s family members to the extent in compliance with applicable securities laws and regulations and provided that such transfer is not a transfer for value (within the meaning of applicable securities laws and regulations). Any holder of a NQSO that was transferred pursuant to this section of the Plan shall be bound by the same terms and conditions that governed the Option during the period that it was held by the Participant.

In addition, no right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

Vesting

Options will vest as provided in the Stock Option Agreement.

No Rights as a Shareholder

A Participant shall have no rights as a stockholder of the Company with respect to any Common Stock covered by an Option until the date of exercise and the Company has issued the certificate for the Participant’s shares of Common Stock.

Notification to Company upon Disposition of an ISO

Participants are required to notify the Company of any sale or other disposition of Common Stock acquired pursuant to an ISO if such sale or disposition occurs within two years of the Date of Grant or within one year of the issuance of the Common Stock.  The Company may require that certificates evidencing shares of Common Stock purchased upon the exercise of ISO be endorsed with a restrictive legend.

Repricing of Options

The Plan provides that the Committee may not permit a Repricing of any Option without the approval of the Company’s Stockholders.

Stock Awards

The Plan also provides for four types of Stock Awards:  Stock Bonus Awards, Restricted Stock Awards, Stock Appreciation Rights and Deferred Shares.   Stock Bonus Awards, Restricted Stock Awards and Stock Appreciation Rights may be granted by the Committee with such terms and conditions as the Committee deems appropriate.  These terms shall be set forth in each respective Stock Award Agreement.  The terms and conditions for Stock Bonus Awards, Restricted Stock Awards and Stock Appreciate Rights may change from time to time, with respect to each type of award, and from Participant to Participant who receive each type of award, and the terms and conditions of separate awards in each category need not be identical.

Provisions Particular to Restricted Stock Awards

Vesting of any grant of Restricted Stock Awards may be further conditioned upon the attainment of Performance Objectives (as defined in the Plan) established by the Committee in accordance with the applicable provisions of Section 8 of the Plan regarding Performance Shares. (See “Performance Shares” below.)

Provisions Particular to Stock Appreciation Rights

Stock Appreciation Rights are exercisable for seven (7) years from the date such Stock Appreciation Right is granted. The base price per share for each share of Common Stock covered by an award of Stock Appreciation Rights shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.  Stock Appreciation Rights may not be repriced without the approval of the Company’s Stockholders.

Deferred Shares

The Committee may authorize grants of Deferred Shares to Participants upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(i) Each grant shall constitute the agreement by the Company to issue or transfer shares of Common Stock to the Participant in the future in consideration of the performance of services, subject to the fulfillment during the Deferral Period of such conditions as the Committee may specify.

(ii) Each grant may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Fair Market Value on the date of grant.

(iii) Each grant shall provide that the Deferred Shares covered thereby shall be subject to a Deferral Period, which shall be fixed by the Committee on the date of grant, and any grant or sale may provide for the earlier termination of such period in the event of a change in control of the Company or other similar transaction or event.

(iv) During the Deferral Period, the Participant shall not have any right to transfer any rights under the subject Award, shall not have any rights of ownership in the Deferred Shares and shall not have any right to vote such shares, but the Committee may on or after the date of grant, authorize the payment of dividend or other distribution equivalents on such shares in cash or additional shares on a current, deferred or contingent basis.

(v) Any grant, or the vesting thereof, may be further conditioned upon the attainment of Performance Objectives established by the Committee in accordance with the applicable provisions of Section 8 of the Plan regarding Performance Shares.

(vi) Each grant shall be evidenced by an agreement delivered to and accepted by the Participant and containing such terms and provisions as the Committee may determine consistent with the Plan.

Performance Shares

The Committee may authorize grants of Performance Shares, which shall become payable to the Participant upon the achievement of specified Performance Objectives, upon such terms and conditions as the Committee may determine in accordance with the following provisions:

(i)        Each grant shall specify the number of Performance Shares to which it pertains, which may be subject to adjustment to reflect changes in compensation or other factors.

(ii)       The Performance Period with respect to each Performance Share shall commence on the date established by the Committee and may be subject to earlier termination in the event of a change in control of the Company or similar transaction or event.

(iii)      Each grant shall specify the Performance Objectives that are to be achieved by the Participant.

(iv)      Each grant may specify in respect of the specified Performance Objectives a minimum acceptable level of achievement below which no payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above such minimum acceptable level but falls short of the maximum achievement of the specified Performance Objectives.

(v)       Each grant shall specify the time and manner of payment of Performance Shares that shall have been earned, and any grant may specify that any such amount may be paid by the Company in cash, shares of Common Stock or any combination thereof and may either grant to the Participant or reserve to the Committee the right to elect among those alternatives.

(vi)      Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Committee on the date of grant.

(vii)      Any grant of Performance Shares may provide for the payment to the Participant of dividend or other distribution equivalents thereon in cash or additional shares of Common Stock on a current, deferred or contingent basis.

(viii)     If provided in the terms of the grant and subject to the requirements of Section 162(m) of the Code (in the case of Awards intended to qualify for exception therefrom), the Committee may adjust Performance Objectives and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the date of grant that are unrelated to the performance of the Participant and result in distortion of the Performance Objectives or the related minimum acceptable level of achievement.

(ix)      Each grant shall be evidenced by an agreement that shall be delivered to and accepted by the Participant, which shall state that the Performance Shares are subject to all of the terms and conditions of the Plan and such other terms and provisions as the Committee may determine consistent with the Plan.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the selling stockholder to offer for sale and sell all or a portion of their shares of our common stock acquired under the Plan. We will not receive any of the proceeds of the sale of the shares offered by this reoffer prospectus. The aggregate proceeds to the selling stockholders from the sale of the shares will be the purchase price of the shares less any discounts and commissions. Each selling stockholder reserves the right to accept or reject any proposed purchase of shares to be made directly through agents.

The selling stockholders and any of their pledgees, assignees and successors in interest may, from time to time, sell any or all of their shares offered by this reoffer prospectus on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may occur at fixed prices, at negotiated prices, or at prevailing market prices at the time of sale, or at prices related to prevailing market prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this reoffer prospectus:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

In connection with these sales, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may:

●	engage in short sales of shares of the common stock in the course of hedging their positions;
●	engage in short sales of shares of the common stock and deliver shares of the common stock to close out short positions;
●	loan or pledge shares of the common stock to broker-dealers or other financial institutions that in turn may sell shares of the common stock;
●

enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of shares of the common stock, which the broker-dealer or other financial institution may resell under this reoffer prospectus; or

●	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in resales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. However, the selling stockholders and any broker-dealers involved in the sale or resale of the Shares may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act.

The selling stockholders will be subject to the reoffer prospectus delivery requirements of the Securities Act, unless exempted therefrom.

Our common stock is traded on the Nasdaq Capital Market under the symbol “MAMS.”

Any shares covered by this reoffer prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this reoffer prospectus. The shares covered by this reoffer prospectus may also be sold to Non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this reoffer prospectus. The shares covered by this reoffer prospectus may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the shares covered by this reoffer prospectus may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with. Certain plan participants of the Plan are officers and/or directors of the Company and therefore may not sell an amount of shares pursuant to this reoffer prospectus which exceeds in any three month period the amount specified in Rule 144(e) under the Securities Act.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Robinson Brog Leinwand Greene Genovese & Gluck P.C., New York, New York.

EXPERTS

Our consolidated financial statements as of and for the fiscal years ended June 30, 2016 and 2015 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 26, 2016 (the “10-K”), have been audited by KMJ Corbin & Company LLP, an independent registered public accounting firm, as set forth in their report appearing therein, and are incorporated by reference in this reoffer prospectus and elsewhere in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). We have also filed with the SEC under the Securities Act a registration statement on Form S-8 with respect to the shares of our common stock being offered by the selling stockholders pursuant to this reoffer prospectus. This reoffer prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this reoffer prospectus, we refer you to the registration statement and the accompanying exhibits.

For further information pertaining to us and the common stock offered by this reoffer prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The web site can be accessed at http://www.sec.gov. The internet address of MAM is www.mamsoftware.com. Information contained on our website is not a part of, and is not incorporated into, this reoffer prospectus, and the inclusion of our website address in this reoffer prospectus is an inactive textual reference only.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file with the SEC our annual reports on Form 10K, quarterly reports on Form 10Q, current reports on Form 8K, proxy statements, amendments thereto, and other information. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above.

2,171,000 Shares

Common Stock

REOFFER PROSPECTUS

The date of this reoffer prospectus is May 8, 2017.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Incorporated by reference in this Registration Statement are the following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)	Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed on September 26, 2016.
(2)

Quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed on November 14, 2016 and quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2016, filed on February 14, 2017.

(3)	Current reports on Form 8-K filed on July 1, 2016, September 26, 2016, November 15, 2016 and December 23, 2016.
(4)	The information specifically incorporated by reference into the 2016 Form 10-K from the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on October 28, 2016.
(5)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on May 9, 2013 (File No. 001-35918), pursuant to Section 12(b) of the Exchange Act, including all other amendments and reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of Common Stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except that any portion of any annual or quarterly report to stockholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K, whether specifically listed above or filed in the future, that is not deemed filed under such provisions shall not be incorporated herein by reference. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

  Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation, as amended, and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, as amended, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors. Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Title

5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
23.1	Consent of KMJ Corbin & Company LLP
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1).
24.1	Powers of Attorney (set forth on the signature page of this Registration Statement).

 Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, at Tankersley, Barnsley, UK on the 8th day of May, 2017.

MAM SOFTWARE GROUP, INC.

By: /s/ Michael G. Jamieson Michael G. Jamieson Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY: KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Brian H. Callahan and Michael G. Jamieson and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons and in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Michael G. Jamieson	Chief Executive Officer and Director	May 8, 2017
Michael G. Jamieson	(Principal Executive Officer)

/s/ Brian H. Callahan	Chief Financial Officer	May 8, 2017
Brian H. Callahan	(Principal Financial and Accounting Officer)

/s/ Frederick G. Wasserman	Chairman of the Board of Directors	May 8, 2017
Frederick G. Wasserman

/s/ Dwight B. Mamanteo	Director	May 8, 2017

/s/ Peter H. Kamin	Director	May 8, 2017
Peter H. Kamin

/s/ W. Austin Lewis IV	Director	May 8, 2017
W. Austin Lewis IV

EXHIBIT INDEX

Exhibit Number	Exhibit Title

5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
23.1	Consent of KMJ Corbin & Company LLP
23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1).
24.1	Powers of Attorney (set forth on the signature page of this Registration Statement).